Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Third Quarter 2009 Financial Results

NASSAU, THE BAHAMAS, October 28, 2009 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the third quarter and nine months ended September 30, 2009.

Steiner Leisure's revenues for the third quarter ended September 30, 2009 decreased 9.6% to $130.9 million from $144.7 million during the comparable quarter in 2008. Net income for the third quarter of 2009 was $10.8 million compared with $13.8 million for the same quarter in 2008. Net income for the third quarter of 2009 includes $1.2 million of nonrecurring costs relating to a proposed strategic opportunity.

Earnings per share for the third quarter ended September 30, 2009 was $0.73 per share, compared with $0.89 per share for the comparable quarter in 2008. The earnings per share data are presented on a diluted basis.

Revenues for the nine months ended September 30, 2009 decreased 12.3% to $365.6 million from $417.1 million during the comparable nine months in 2008. Net income for the nine months ended September 30, 2009 was $27.1 million compared with $34.1 million for the same nine months in 2008.

Earnings per share for the nine months ended September 30, 2009 was $1.82 per share compared with $2.17 per share for the comparable nine months in 2008. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 126 cruise ships and in 51 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Harrah's Entertainment, Hilton Hotels, Holland America Line, InterContinental Hotels and Resorts, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Norwegian Cruise Line, Planet Hollywood, Princess Cruises, Ritz-Carlton, Royal Caribbean Cruises, Seabourn Cruise Lines, Sofitel Luxury Hotels, Starwood Hotels and Resorts and Westin Hotels and Resorts. Our Elemis Limited subsidiary manufactures its Elemis(r) brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs, department stores and destination spas. Elemis, as well as other Steiner products, including La Therapie(r), Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure owns and operates five post secondary schools (comprised of a total of 17 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; Westminster and Aurora, Colorado; and Newington, Groton and Westport, Connecticut. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

The Company will be holding a conference call at 11:00 am (EST) on Thursday, October 29, 2009. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". The call is available for replay from Thursday, October 29, 2009 (approximately 3 hours after the call takes place) through Thursday, November 5, 2009 at approximately 5:00 pm (EST). You may reach it by dialing (203) 369-3991 for both domestic and international calls.

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Services	$90,292	$96,400	$256,399	$276,843
Products	40,572	48,283	109,238	140,229
Total revenues	130,864	144,683	365,637	417,072

Cost of Sales:
Cost of services	72,559	79,079	207,233	226,514
Cost of products	27,450	31,240	81,233	97,199
Total cost of sales	100,009	110,319	288,466	323,713
Gross profit	30,855	34,364	77,171	93,359

Operating Expenses:
Administrative	7,948	8,667	18,029	24,485
Salary and payroll taxes	10,497	10,578	28,832	31,599
Total operating expenses	18,445	19,245	46,861	56,084
Income from operations	12,410	15,119	30,310	37,275

Other Income (Expense):
Interest expense	(33)	(32)	(101)	(247)
Other income	28	103	185	354
Total other income (expense)	(5)	71	84	107

Income before provision for income taxes	12,405	15,190	30,394	37,382

Provision for income taxes	1,594	1,398	3,311	3,316

Net income	$10,811	$13,792	$27,083	$34,066

Income per share:
Basic	$0.74	$0.91	$1.86	$2.20
Diluted (1)	$0.73	$0.89	$1.82	$2.17

Weighted average shares outstanding:
Basic	14,585	15,211	14,556	15,451
Diluted	14,837	15,419	14,719	15,649

Notes:

  Considers the impact of stock options outstanding of a subsidiary's common stock of $34,000 and $76,000 for the three months ended September 30, 2009 and 2008 and $244,000 and $64,000 for the nine months ended September 30, 2009 and 2008, respectively. In July 2009, the Company entered into a transaction with the shareholders of these stock options in which they were exchanged for restricted share units of the Company.

STATISTICS

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Average number of ships served[1]:	126	132	125	128
Spa	101	98	98	96
Non-Spa	25	34	27	32

Average total number of staff on ships served:	2,092	2,132	2,077	2,057
Spa	1,898	1,889	1,877	1,821
Non-Spa	194	243	200	236

Revenue per staff per day[2]:	$440	$484	$412	$474
Spa	$454	$504	$428	$495
Non-Spa	$311	$325	$268	$311

Average weekly revenues:	$51,302	$54,822	$48,088	$53,320
Spa	$59,949	$68,008	$57,219	$65,776
Non-Spa	$16,788	$16,417	$14,228	$16,030

Average number of land-based spas served [3]	50	50	50	52

Average weekly land-based spas revenues	$19,473	$25,338	$21,670	$27,553

Total schools revenues	$16,067,000	$13,681,000	$44,988,000	$36,503,000

Total wholesale and retail product revenues	$17,123,000	$19,771,000	$44,483,000	$57,115,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.